Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Lone Pine Resources Inc. 2011 Stock Incentive Plan of our reports dated March 3, 2011, with respect to the consolidated financial statements of Canadian Forest Oil Ltd. and March 7, 2011, with respect to the financial statements of Lone Pine Resources Inc. (“the Company”) included in the Prospectus dated May 25, 2011, filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-171123 on Form S-1 and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Ernst & Young LLP

Denver, Colorado

May 31, 2011